UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2026

BALLY’S CORPORATION

Delaware	001-38850	20-0904604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Westminster Street Providence, RI	02903
(Address of Principal Executive Offices)	(Zip Code)

(401) 475-8474

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	BALY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2026 (the “Closing Date”), Bally’s Corporation (“Bally’s” or the “Company”), as borrower, and certain of its subsidiaries, as guarantors, entered into a term loan credit agreement with Ares Agent Services, L.P., as administrative agent and collateral agent, Ares Management LLC, Platinum Birch Ltd. and Angelo, Gordon & Co., L.P., as lead arrangers and bookrunners, and certain financial institutions party thereto as lenders providing for senior secured term loans of $1.1 billion (the “Term Loan Credit Agreement”). The Term Loan Credit Agreement consists of a $600.0 million closing date term loan (the “Closing Date Term Loan”) and a $500.0 million delayed draw term loan, all of which was funded on February 11, 2026 (the “Delayed Draw Term Loan,” and together with the Closing Date Term Loan, the “Term Loans”). The Term Loans will mature on February 11, 2031, unless the Company’s unsecured bonds due 2029 remain outstanding as of March 1, 2029, in which case the Term Loans will mature on March 1, 2029. The Term Loans are guaranteed by certain subsidiaries of the Company and are secured on a pari passu basis with the revolving credit facility obligations under the Company’s existing credit agreement, dated as of October 1, 2021 (as amended, restated, supplemented or otherwise modified and in effect from time time), among Bally’s, as borrower, certain of its subsidiaries, as guarantors, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, and the lenders party thereto. The Term Loans are secured by substantially all of the Company’s and each of the guarantors’ assets, subject to certain exceptions.

The Term Loans will bear interest at a rate equal to, at the Company’s option, (1) during such periods as such Loan is an ABR Loan, the Alternate Base Rate, subject to a floor of 3.00% per annum, plus 6.50% per annum or (2) during such periods as such Loan is a SOFR Loan, for each Interest Period relating thereto, Term SOFR for such Interest Period, subject to a floor of 3.00% per annum, plus 7.50% per annum. In each case, the Company may elect to pay a portion of the accrued interest under the Term Loans “in kind”, in an amount not to exceed 3.50% per annum.

The Term Loan Credit Agreement includes mandatory prepayment provisions that require Bally’s to prepay the Term Loans upon certain events, including with the proceeds of certain asset sales, casualty events (subject to certain exceptions) and certain unpermitted debt issuances. Voluntary and certain mandatory prepayments prior to the date that is eighteen months after the Closing Date are subject to a customary make-whole premium. Voluntary and certain mandatory prepayments on and after the date that is eighteen months after the Closing Date but prior to the date that is two years after the Closing Date are subject to a prepayment premium of 4.00% of the aggregate principal amount of Term Loans so prepaid. Voluntary and certain mandatory prepayments on and after the date that is two years after the Closing Date but prior to the date that is three years after the Closing Date are subject to a prepayment premium of 2.00% of the aggregate principal amount of Term Loans so prepaid. Under certain circumstances, the prepayment premiums referred to above are reduced to 1.00%. In addition, upon the repayment or prepayment in full of the Delayed Draw Term Loans, the Company is required to pay an exit fee in an amount equal to 3.00% of the Delayed Draw Term Loans

The Term Loan Credit Agreement contains covenants that, subject to certain exceptions and qualifications, limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, sell assets, make certain investments, and grant liens. The Term Loan Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults, certain events of bankruptcy and insolvency, judgment defaults or a Change of Control of the Company, which provisions permit the acceleration of the repayment of the Term Loans, together with accrued interest and prepayment premiums, if any, as further set forth in the Term Loan Credit Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Term Loan Credit Agreement.

The foregoing description of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by the full text of that agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1*	Term Loan Credit Agreement, dated February 11, 2026, by and among the Company, the subsidiaries of the Company party thereto as guarantors, Ares Agent Services, L.P., as administrative agent and collateral agent, Ares Management LLC, Platinum Birch Ltd. and Angelo, Gordon & Co., L.P., as lead arrangers, and the lenders party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain exhibits, schedules and annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibit, schedule or annex to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLY’S CORPORATION

Date: February 17, 2026	By:	/s/ Kim M. Barker
	Name:	Kim M. Barker
	Title:	Chief Legal Officer

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